COMMVAULT SYSTEMS, INC.
EXECUTIVE RETENTION AND SEVERANCE AGREEMENT
This Agreement, dated as of April 1, 2019 between Commvault Systems, Inc. (the “Company”), a Delaware corporation with offices located at 1 Commvault Way, Tinton Falls, New Jersey 07724 and Jay Whalen (“Executive”), an individual residing at 26 Sagamore Avenue, Oceanport, NJ 07757.
WHEREAS, the achievements of the Company to date are attributable, in part, to the contributions and efforts of Executive;
WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the continued services of Executive are an essential component of maximizing the value of the Company; and
WHEREAS, the Board of Directors desires to provide Executive with incentives to remain employed with the Company and to provide assurances of certain severance benefits in the event Executive’s employment with the Company terminates by reason of a Qualifying Termination (as hereinafter defined);
NOW, THEREFORE, in consideration for the mutual promises contained herein and to induce Executive to remain in the employ of the Company, the parties hereto do hereby agree as follows:
1.DEFINITIONS. The following terms shall have the following meanings for purposes of this Agreement:

(a)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(b)	“Disability” shall mean any condition that is the basis for the Executive's receipt of disability benefits under any Company long-term disability benefit plan or social security regulation.

(c)
“For Cause” means a termination by the Company effected by a written notice of termination For Cause as a result of Executive’s: (i) willful misconduct with regard to the Company or its business, assets or employees; (ii) refusal to follow the proper written direction of the Board or a more senior officer of the Company, provided that the foregoing refusal shall not be “For Cause” if in good faith Executive believes that such direction is illegal, unethical or immoral and Executive promptly so notifies the Board or the more senior officer (whichever is applicable); (iii) conviction of (or pleading of nolo contendere to) a felony (other than a traffic violation); (iv) breach of any fiduciary duty owed to the Company or any affiliate; or (v) dishonesty,

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misappropriation or fraud with regard to the Company (other than good faith expense account disputes).

(d)	“Payment Commencement Date” shall mean the 60th day following the Executive’s Qualifying Termination.

(e)
“Qualifying Termination” shall mean termination of Executive’s employment with the Company by the Company other than where such termination is For Cause. A Qualifying Termination shall not include termination of Executive’s employment with the Company by reason of Executive’s death or Disability, subject to any overriding principles of applicable law.

(f)	“Severance Compensation” shall mean an amount equal to nine (9) times the gross amount of Executive’s monthly base salary as in effect immediately prior to Executive’s Qualifying Termination.

(g)	“Severance Period” shall mean the nine (9) month period beginning on the date of Executive’s termination of employment with the Company.
2.    QUALIFYING TERMINATION. Subject to Executive’s execution and timely delivery to the Company of a release of claims in a form acceptable to the Company, and, subject to the further requirement that Executive does not, thereafter, revoke such release, in all cases prior to the Payment Commencement Date, Executive shall be entitled to the following benefits in the event Executive’s employment is terminated and such termination constitutes a Qualifying Termination:

(a)
Acceleration of Equity Based Awards. Notwithstanding anything to the contrary contained in any equity or equity-based award agreement between Executive and the Company and to the extent not prohibited by the plan under which the award was made, upon a Qualifying Termination (but effective as of the Payment Commencement Date) (i) all stock options and stock appreciation rights held by Executive shall become immediately vested and exercisable to the extent such grants would have become vested and exercisable had Executive remained employed with the Company through the end of the Severance Period, or, alternatively, as set forth below, and shall, notwithstanding any provisions of such grants regarding early expiration following termination of employment, expire at the same time such grants would have expired had Executive remained employed through the end of the Severance Period; and (ii) all other equity or equity-based awards granted to Executive shall immediately become vested and non-forfeitable to the extent such awards would have become vested and non-forfeitable had Executive remained employed with the Company through the end of the Severance Period, or alternatively, as set forth below. Notwithstanding the foregoing, in the event of a Qualifying Termination, at the Executive’s election, an alternative determination of the

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acceleration of equity or equity based awards held by Executive shall be made as follows: (1) A determination is made as to the extent to which equity or equity based awards held by Executive would become vested assuming Executive remained employed through the end of the twelve (12) month period following Executive’s termination of employment; and (2) Executive shall then be treated as fully vested in a portion of the equity or equity based awards that would have become vested during such twelve (12) month period multiplied by a fraction, the numerator of which is the number of months in the Severance Period and the denominator of which is twelve (12) ); provided, however, that no such election shall apply with respect to any equity or equity-based award that is subject to Section 409A of the Code if the election would have the effect of accelerating or further deferring the time of payment or settlement of such award.

(b)
Severance. Upon a Qualifying Termination, Executive shall be entitled to receive Executive’s Severance Compensation payable in accordance with the Company’s normal payroll practices and payment dates over the period commencing on the Payment Commencement Date and continuing through the end of the Severance Period; provided, however, that any Severance Compensation for the period commencing on the date of the Qualifying Termination and ending on the Payment Commencement Date shall be paid in a lump sum on the Payment Commencement Date. In addition, on the Payment Commencement Date, Executive shall receive an immediate lump sum payment equal to the cost Executive would have to pay for continuation of group health coverage under the Company’s group health plan pursuant to the Company’s obligations under applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (commonly known as “COBRA”) or any similar law assuming Executive were to elect to continue group health coverage as in effect for Executive and Executive’s dependents immediately prior to Executive’s Qualifying Termination for Severance Period.

(c)
No Duplication of Benefits or Severance. In the event Executive is entitled to severance or other benefits by reason of Executive’s Qualifying Termination both under the terms of this Agreement and any other agreement between Executive and the Company or under the terms of any severance plan of the Company or similar arrangement, Executive’s benefits and severance under this Agreement shall be limited to the extent necessary so that Executive’s benefits and severance shall, in the aggregate, not exceed the benefits and severance provided for under this Agreement standing alone; provided, however, that this paragraph shall be applied in a manner that is consistent with the anti-substitution rules of Section 409A of the Code to the extent applicable.

For the avoidance of doubt, Executive shall not be entitled to any payments or benefits under this Agreement unless, as of the Payment Commencement Date, Executive has signed a release, any revocation period applicable thereto has expired and the release is effective.

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3.    PROTECTED INFORMATION. Executive hereby recognizes and acknowledges that during the course of Executive’s employment by the Company, the Company will furnish, disclose or make available to Executive confidential or proprietary information related to the Company’s business, including, without limitation, confidential or proprietary information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, that such confidential or proprietary information has been developed and will be developed through the Company’s expenditure of substantial time and money, and that all such confidential information could be used by Executive and others to compete with the Company. Executive hereby agrees that all such confidential or proprietary information shall constitute trade secrets, and further agrees to use such confidential or proprietary information only for the purpose of carrying out its duties with the Company and not to directly or indirectly, disclose, deliver, publish or use such information except pursuant to this section. No information otherwise in the public domain (other than by an act of Executive in violation hereof) shall be considered confidential. Executive agrees that all memoranda, notices, files, records, computer programs or similar repository and other documents of or containing any such confidential or proprietary information or trade secrets, made or compiled by Executive during the period of Executive’s employment or made available to Executive, shall be the Company’s property and shall be delivered to the Company upon its request therefor and in any event upon the termination of Executive’s employment with the Company. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company). The restrictions in this Section shall survive the termination or expiration of this Agreement and shall be in addition to any restrictions imposed upon Executive by statute or at common law. In addition, nothing in this Agreement prohibits Executive from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation..
4.    PROHIBITED SOLICITATION AND COMPETITION. Executive hereby agrees, in consideration for the benefits provided hereunder and in view of the confidential position to be held by Executive during his or her employment with the Company, that at any time during Executive’s employment with the Company, and for a period of one year from Executive’s termination of employment for any reason, Executive will not directly or indirectly without the prior written consent of the Board: (a) engage in, or have any interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which then competes with any business of the Company or any subsidiary anywhere in

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the world (each, a “Competitor”) (other than beneficial ownership of up to 5% of the outstanding voting stock of a publicly traded company); (b) induce any employee of the Company or its subsidiaries to terminate such employment or to become employed by any Competitor; or (c) contact, induce or attempt to induce any customer or potential customer (of which the Executive had actual knowledge) to purchase products or services from any entity other than the Company, or to cease being a customer of the Company. The restrictions in this Section 4 shall survive the termination of this Agreement and shall be in addition to any restrictions imposed upon Executive by statute or at common law.
The parties hereby acknowledge that the restrictions in this Section 4 have been specifically negotiated and agreed to by the parties hereto and are limited only to those restrictions necessary to protect the Company from unfair competition. The parties hereby agree that in the event the agreement in this Section 4 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Each provision, paragraph and subparagraph of this Section is separable from every other provision, paragraph, and subparagraph and constitutes a separate and distinct covenant.
5.    INJUNCTIVE RELIEF. Executive hereby expressly acknowledges that any breach or threatened breach by Executive of any of the terms set forth in Sections 3 and 4 of this Agreement may result in significant and continuing and irreparable injury to the Company, the monetary value of which would be difficult or impossible to establish and that the remedies at law for any such breach or threatened breach will be inadequate. Therefore, Executive agrees that the Company shall be entitled to specific performance and injunctive relief in a court of appropriate jurisdiction in addition to any other remedy that may be available at law or in equity. The provisions of this Section 5 shall survive the termination of this Agreement.
6.    NO EFFECT ON OTHER RIGHTS. Nothing contained in this Agreement shall be construed as limiting or otherwise adversely affecting any of Executive’s rights under any other agreement or plan in effect as of the date hereof.
7.    NO EMPLOYMENT AGREEMENT. It is understood and agreed between Executive and Company that this Agreement is intended to provide only for certain rights in the event of a Qualifying Termination. This Agreement shall not be construed as a contract of employment nor shall anything herein be construed as providing employment to Executive for any fixed term. Executive acknowledges that Executive is an employee at will and that both the Company and Executive have the absolute right to terminate Executive’s employment at any time.

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8.    BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors and administrators. If any provision of this Agreement shall conflict with or be contrary to any provision in any other agreement between Executive and Company, the terms and conditions of this Agreement shall control. Any paragraph, sentence, phrase or other provision of this Agreement which is or becomes in conflict with any applicable statute, rule or other law shall be deemed, if possible, to be modified or altered to conform thereto or, if not possible, to be omitted herefrom. If any provision of this Agreement shall be or become illegal or unenforceable in whole or in part for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and subsisting.
9.    GOVERNING LAW. This Agreement has been negotiated and executed within the State of New Jersey, and the validity, interpretation and enforcement of this Agreement shall be governed by the laws of the State of New Jersey. Each party agrees and consents to the jurisdiction of the federal and state courts located in New Jersey, and that venue is proper in the State of New Jersey.
10.    NOTICE. Notices authorized or required to be sent pursuant to this Agreement shall be in writing and sent by personal delivery or postage prepaid, by Certified or Registered Mail, return receipt requested, directed to the other party at its address as may be designated by notice from time to time. Notices to the Company shall be addressed to the attention of the Chief Executive Officer. Notice shall be deemed given on the date the envelope in which such notice is enclosed, as provided above, is deposited for mailing in a mailbox or post office. Executive agrees to provide at least two (2) month prior written notice of Executive’s resignation.
11.    HEADINGS. The headings of Sections in this Agreement are for convenience only and form no part of this Agreement and shall not affect its interpretation.
12.    SPECIAL SECTION 409A RULES. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to Section 409A of the Code, and if such payment or benefit is to be paid or provided on account of Executive’s termination of employment or separation from service:

(a)
Any such payment or benefit that would, but for this Section 12, be made or provided during the six month period following Executive’s Qualifying Termination, shall be deferred until the first day of the seventh month following Executive’s Qualifying Termination and shall be paid or provided at that date or as soon as practicable thereafter but in no event more than 30 days thereafter;

(b)	Any determination as to whether Executive has had a Qualifying Termination shall take into account the provisions of Code Section 409A and related regulations regarding when

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there is a “separation from service” (as that phrase is used for purposes of Code Section 409A (without application of any alternative levels of reductions of bona fide services permitted thereunder); and

(c)
Any payment or benefit subject to this Section 12 that may be payable during a period that begins in one calendar year and ends in the following calendar year, where the year of payment could be affected by the time at which Executive executes the release required under Section 2 of this Agreement or otherwise, shall, in all events, be paid in the later of such two calendar years.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first above written.
COMMVAULT SYSTEMS, INC.

By: /s/ Jesper Helt
Its: CHRO
Executive
By: /s/ Jay Whalen

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